JetBlue Airways Investor Relations
Lisa Studness
Cindy England
(203) 669-3191
ir@jetblue.com

Investor Update
April 24, 2007

This investor update provides our investor guidance for the second quarter ending June 30, 2007 and full year 2007.

Current News

JetBlue has recently announced service to the following new city pairs:

City Pair	Frequency	Start Date
Boston, MA – Charlotte, NC	1x	May 1, 2007
Washington, D.C./Dulles – Orlando, FL	2x	May 1, 2007
Boston, MA – Hamilton, Bermuda	1x	May 1, 2007
New York, NY (JFK) – Santo Domingo, Dominican Republic	2x	May 24, 2007
New York, NY (JFK) – Nantucket, MA	2x	May 24, 2007
Orlando, FL – Ponce, Puerto Rico	1x	May 24, 2007
Boston, MA – San Diego, CA	1x	June 28, 2007
Boston, MA – Aruba	1x	June 30, 2007

Specific details regarding frequency and start dates can be found on our web site www.jetblue.com.

Capacity Growth
(Year over year percentage growth range)

	Second Quarter 2007	Full Year 2007
Available Seat Miles (ASMs)	12-14%	11-13%

Includes removal of one row of seats from each of our Airbus A320 aircraft which was completed in early February.

ASMs by Aircraft Type as a Percentage of Total ASMs

	Second Quarter 2007 (quarter average)		Full Year 2007 (full year average)
	A320	E190	A320	E190
Estimated ASMs by Aircraft Type as a Percentage of Total ASMs	91%	9%	91%	9%

Our average stage length is projected to be approximately 1,130 miles in the second quarter of 2007 versus 1,253 miles in the same prior year period and approximately 1,120 miles for the full year 2007 versus 1,186 miles for full year 2006.

Aircraft Delivery Schedule

As of March 31, 2007, we operated a fleet of 100 Airbus A320 aircraft and 25 EMBRAER 190 aircraft and had on order 154 aircraft, which are scheduled for delivery through 2014 (on a relatively even basis during each year), with options to acquire 148 additional aircraft. The 2007 delivery schedule and related financings are:

	A320 firm	Committed Financing		E190 firm	Committed Financing
		Mortgage	Sale/Leaseback		Mortgage	Sale/Leaseback
Q207	3	3		2		2
Q307	2			3		3
Q407	3			3		1
Total at Year End*	108	78	25	33	1	30

*The total fleet included in the table above may decrease as we consider possible combinations of aircraft sales, assignments, and/or leases.

Passenger Revenue per Available Seat Mile (PRASM)
(Year over year percentage improvement)

Estimated Second Quarter 2007	6-8%
Estimated Full Year 2007	7-9%

Stock Option Expense

We estimate that our stock compensation expense under FAS 123(R) will be approximately $5 million in the second quarter of 2007 and will total approximately $18 million for the full year 2007.

Fuel Hedges

We continue to enter into advanced fuel derivative agreements to reduce our exposure to fluctuations in fuel price. Currently, the agreements covering 2007 are:

	Gallons (Est. % of consumption)	Price
Q2 ‘07	73 million (64%)	11% in heat collars with the average cap at $2.33/gal and the average put at $1.95/gal
42% in heat swaps at an average of $1.73/gal
11% in crude collars with the average cap at $74/bbl and the average put at $59/bbl
Q3 ‘07	41 million (35%)	24% in heat swaps at an average of $1.76/gal 11% in crude collars with the average cap at $74/bbl and the average put at $59/bbl
Q4 ‘07	29 million (25%)	25% in heat swaps at an average of $1.85/gal

	Second Quarter 2007	Full Year 2007
Estimated Fuel Gallons Consumed	114 million	447 million
Estimated Average Fuel Price per Gallon, Net of Hedges	$2.06	$2.06

Cost per Available Seat Mile (CASM) at Assumed Fuel Cost
(Estimated year over year percentage increases)

	Second Quarter 2007	Full Year 2007
Estimated CASM	6-8%	7-9%

Cost per Available Seat Mile (CASM) Excluding Fuel
(Estimated year over year percentage increases)

	Second Quarter 2007	Full Year 2007
Estimated Ex-fuel CASM	5-7%	7-9%

Operating Margin
(Estimated operating margin range)

	Second Quarter 2007	Full Year 2007
Estimated Operating Margin Range	8-10%	5-7%

Income (Loss) Before Income Taxes
(Estimated pre-tax margin range)

	Second Quarter 2007	Full Year 2007
Estimated Pre-tax Margin Range	3-5%	1-3%

Tax Rate

We currently expect an annual effective tax rate of approximately 50%.  However, our actual tax rate in both second quarter and full year 2007 could differ due to the non-deductibility of certain items for tax purposes.

Weighted Average Shares Outstanding

Share count estimates for calculating basic and diluted earnings per share are:

Second Quarter 2007		Full Year 2007
Basic	Diluted	Basic	Diluted
179.2	184.7	179.3	183.8

These share count estimates assume 20% stock price appreciation and are based on several assumptions.  The number of shares used in our actual earnings per share calculation will likely be different from those stated above.

Capital Expenditures
(millions)

	Second Quarter 2007	Full Year 2007
Aircraft	$190	$830
Non-aircraft*	$35	$140
Total	$225	$970

*2007 non-aircraft capital expenditure estimate includes $60 million, of which $15 million will be spent in the second quarter, in leasehold improvements related to construction of the Company’s new terminal at JFK.

This investor update contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines’ financial condition; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2006 Annual Report on Form 10-K. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.